EXHIBIT 99.4
NOTICE TO BROKER DEALERS
Reynolds American Inc.
Offer to Exchange Up to the Aggregate Principal Amounts of the Series of RJR Notes Issued by R.J. Reynolds Tobacco Holdings, Inc. Shown Below For Newly Issued Notes of
Reynolds American Inc.

Aggregate
Principal
Amount	Series of RJR Notes	RJR Notes CUSIP Nos.	Series of RAI Notes	Maturity Date

$63,551,000	6.500% Notes due 2007	76182 KAM 7	6.500% Senior Secured Notes due 2007	June 1, 2007
$14,269,000	7.875% Notes due 2009	76182 KAL 9/ 74960 LBN 5	7.875% Senior Secured Notes due 2009	May 15, 2009
$735,000	6.500% Notes due 2010	76182 KAR 6	6.500% Senior Secured Notes due 2010	July 15, 2010
$82,073,000	7.250% Notes due 2012	76182 KAN 5	7.250% Senior Secured Notes due 2012	June 1, 2012
$555,000	7.300% Notes due 2015	76182 KAS 4	7.300% Senior Secured Notes due 2015	July 15, 2015
                    , 2006
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     Enclosed for your consideration is a Prospectus, dated                   , 2006 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer by Reynolds American Inc. (the “Company”) and R. J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, Conwood Holdings, Inc., Santa Fe Natural Tobacco Company, Inc., Lane, Limited, RJR Acquisition Corp., FHS, Inc., R. J. Reynolds Tobacco Co., GMB, Inc., Conwood Company, LLC, Conwood Sales Co., LLC, Scott Tobacco LLC, RJR Packaging, LLC, R. J. Reynolds Global Products, Inc. and Rosswil LLC (together with the Company, the “Issuers”) to exchange up to the aggregate principal amounts of each series of notes (the “RJR Notes”) of the Company’s direct, wholly-owned subsidiary, R.J. Reynolds Tobacco Holdings, Inc. listed in the table above for the newly issued notes issued by the Company (the “RAI Notes”), upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal (which together constitute the “Exchange Offer”). As set forth in the Prospectus, the terms of the RAI Notes are identical to the RJR Notes with respect to principal amounts, interest rates, redemption terms and maturity and interest payment dates. RJR Notes may only be tendered in minimum denominations of $1,000 and in integral multiples of $1,000.
     We are asking you to contact your clients for whom you hold RJR Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold RJR Notes registered in their own name. The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of the RJR Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuers for customary mailing and handling expenses incurred by you for forwarding any of the enclosed materials to your clients. Holders who tender their RJR Notes for exchange will not be required to pay any transfer taxes, except that holders who instruct the Issuers to register RAI Notes in the name of, or request that RJR Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, will be responsible for paying any applicable transfer tax.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. the Prospectus, dated , 2006;

2. a Letter of Transmittal for your use in the exchange of RJR Notes and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange the RJR Notes;

3. a form of letter which may be sent to your clients for whose accounts you hold RJR Notes registered in your name or in the name of your nominee, with space provided for obtaining such client’s instructions with regard to the Exchange Offer;

4. a Notice of Guaranteed Delivery; and

5. a return envelope addressed to The Bank of New York Trust Company, N.A., Exchange Agent.
      Your prompt attention is requested. We urge you to contact your clients as promptly as possible. Please note the Exchange Offer will expire at 5:00 p.m., New York City time, on                               , 2006, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold RJR Notes registered in your name or your nominee as quickly as possible.
      In most cases, exchanges of RJR Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such RJR Notes, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.
      If holders of RJR Notes wish to tender, but it is impracticable for them to forward their certificates for RJR Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be made according to the guaranteed delivery procedures set forth in the Prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”
      The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of RJR Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.
      Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

      Nothing contained herein or in the enclosed documents shall cause you or any other person to be deemed to be the agent of the Issuers, or any affiliate thereof, or of the Exchange Agent, or any affiliate thereof, or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Exchange Offer other than the enclosed documents and the statements contained therein.

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